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                                                                   EXHIBIT 10.42
                      GENERAL MANUFACTURED HOUSING, INC.
                          INCENTIVE COMPENSATION PLAN


1.   PURPOSES OF THE PLAN

          The purposes of this Incentive Compensation Plan (the "Plan") are to enable General Manufactured Housing, Inc. (the "Company") to retain the services of key employees and to provide them with increased motivation and incentive to achieve and exceed the goals of the business consistent with both short term and long term objectives.

2.   DEFINITIONS

          The following terms shall have the meanings set forth below:

          (a)  "Base Amount" means $11 million.

          (b) "Board of Directors" means the Board of Directors of the Company.

          (c) "Bonus Pool" means, for each Plan Year, an amount equal to EBIT in excess of the Base Amount for such fiscal year; provided, however, that such amount shall not exceed $3.85 million in the aggregate, $1.85 million in the first Plan Year and $2 million in any subsequent Plan Year.

          (d) "EBIT" means, for each applicable Plan Year, the net income of the Company for such year, before (i) interest expense, (ii) taxes, (iii) amortization, (iv) amounts paid under the Company's Executive Bonus Plan, (v) the Management Fee, (vi) reimbursement of the Company's expenses under Section 19 of the Stock Purchase Agreement, (vii) costs incurred by the Company in remediating the Company's properties pursuant to Section 14(b) of the Stock Purchase Agreement and (viii) all compensation and benefits payable to management personnel added after the Effective Date other than at the direction of the Chief Executive Officer of the Company and other than in the ordinary course of the Company's business, all as shown on the audited financial statements of the Company; provided, that EBIT shall be determined in accordance with generally accepted accounting principles, consistent with those employed by the Company in 1994 and reflected on its audited financial statements for such year.

          (e)  "Effective Date" means January 1, 1996.

          (f) "Management Agreement" means the Management Agreement dated as of December 21, 1995 by and between Strategic Investments & Holdings, Inc. and the Company.

          (g) "Management Fee" means an amount equal to the management fee paid pursuant to the terms of the Management Agreement.

          (h) "Participant" means Samuel P. Scott, Gregory Keith Scott, Drew Eric Scott and Kelly Scott Herold.

          (i) "Participant Percentage" means, for any Plan Year, the percentage of the Bonus Pool allocated to a Participant.

          (j) "Plan Year" means any calendar year commencing after the consummation of the transactions contemplated by the Stock Purchase Agreement and ending on or before December 31, 2000.

          (k) "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of October 10, 1995 by and among Samuel P. Scott et al. and GMH Acquisition Corp., as amended.

3.   TERM OF THE PLAN

          The term of this Plan shall commence on the Effective Date and terminate on the earlier of (i) December 31, 2000, (ii) the payment to Participants of $3.85 million under the terms of the Plan, or (iii) the initial public offering of the common equity of the Company.

4.   ADMINISTRATION OF THE PLAN

          (a) The Plan shall be administered by the Board of Directors. Any decision by the Board of Directors regarding the administration or interpretation of any provisions of the Plan shall be binding on all
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Participants.

          (b) No member of the Board of Directors shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Board of Directors against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

5.  INCENTIVE AWARDS

          (a) Based upon the recommendations of the Chief Executive Officer, the Board of Directors shall determine the Participant Percentage for each Participant for each Plan Year; provided, however, that 100% of the Bonus Pool shall be allocated among the Participants each Plan Year.

          (b) If EBIT for any Plan Year does not exceed the Base Amount for such year, the Company shall not allocate any amounts to the Bonus Pool.

          (c) If EBIT for any Plan Year exceeds the Base Amount for such year, the Company shall allocate 100% of the amount of EBIT in excess of the Base Amount to the Bonus Pool to be allocated among the Participants; provided, however, that the maximum amount to be allocated to the Bonus Pool in any Plan Year shall not exceed $1.85 million in the first Plan Year and $2 million in any subsequent Plan Year and the maximum amount to be allocated to the entire Bonus Pool shall not exceed $3.85 million.

          (d) The Bonus Pool, if any, for any Plan Year shall be calculated and paid to the Participants, in cash, within thirty (30) days after the Company's receipt of its audited financial statements for such year but no later than one hundred fifty (150) days following the end of such year.

          (e) In the event that a Participant dies or becomes disabled, any amounts otherwise payable to such Participant hereunder for the remaining term of the Plan shall be paid to such Participant's heirs, administrators, executors, personal representatives or successors. In the event a Participant breaches any non-competition agreement, covenant or provision binding on such Participant for the benefit of the Company during any Plan Year, no portion of the Bonus Pool for such year shall be payable to such Participant but instead shall be allocated among the remaining Participants proportionately based on their existing Participant Percentages.

          (f) Any and all amounts payable under the Bonus Pool hereunder shall be subject to applicable federal, state and local tax withholding requirements.

          (g) In the event that the Company's common stock is sold in an initial public offering prior to the end of the term of this Agreement, the Company will pay, in cash, to the Participants, no later than five (5) days before the effective date of such initial public offering (the "Accelerated Payment Date"), an amount equal to 90% of an amount equal to the difference between $3.85 million and the amounts which have previously been paid to Participants or set off under the Stock Purchase Agreement (the "Remainder"); provided, however, that if the Accelerated Payment Date occurs within 150 days following the end of any Plan Year, the Company will pay to the Participants, an amount equal to 100% of the Remainder.

6.  MISCELLANEOUS

          (a) No right to receive any incentive compensation under the Plan shall be transferable except by will or the laws of descent and distribution. Any purported transfer contrary to this provision will be null and void and without effect.

          (b) Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part hereof, nor the designation of any employee as a Participant in the Plan shall confer upon any Participant any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

          (c) By acceptance of any incentive compensation under the Plan, the recipient shall be deemed to agree (a) to execute any and all documents
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reasonably requested by the Company in connection with his or her participation in the Plan, including an agreement to report any amounts received under the Plan as compensation and (b) that any compensation paid hereunder will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company.

          (d) The place of administration of the Plan shall be in the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Georgia.

          (e) The amounts due under the Plan are subject to setoff in accordance with the terms of the Stock Purchase Agreement and the Escrow Agreement dated as of December 21, 1995 by and between the Company and Key Bank of New York.

          (f) Each Participant shall agree that as a condition to his or her receiving any payment of any amount of the Bonus Pool, he or she will agree to treat any amount received under the Plan as ordinary income for federal, state and local income tax purposes.